Exhibit 21.1

Subsidiaries of Paperweight Development Corp.

   EntityJurisdiction of Incorporation

Appvion, Inc.Delaware

Appvion Canada, Ltd.Canada

Appleton Papers de Mexico SA de CVMexico

Arjo Wiggins Appleton (Bermuda) LimitedBermuda

PDC Capital CorporationWisconsin

Appvion Receivables Funding I LLCDelaware

APVN Holdings LLCDelaware

Appvion Global Netherlands Coӧperatief UANetherlands